UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2016

ANTERO RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36120	80-0162034
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 Wynkoop Street Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 357-7310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On January 12, 2016, Antero Resources Corporation (the “Company”) entered into an Eighteenth Amendment (the “Eighteenth Amendment”) to its Fourth Amended and Restated Credit Agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).  The Eighteenth Amendment amended the Credit Agreement to, among other things, permit the Company to (i) prepay prior to the scheduled date thereof the Company’s outstanding senior notes, so long as after giving effect to such prepayment, the Company’s Aggregate Credit Exposure (as defined in the Credit Agreement) does not exceed 80% of the aggregate lender commitments under the Credit Agreement, which are currently $4.0 billion, and (ii) convert or exchange the Company’s outstanding senior notes to equity interests of the Company.

A copy of the Eighteenth Amendment is filed as Exhibit 10.1 hereto and is incorporated herein by reference.  The description of the Eighteenth Amendment contained herein is qualified in entirety by the full text of such instruments.

Relationships

Certain parties to the Eighteenth Amendment, or their respective affiliates (collectively, the “Banks”), perform and have performed commercial and investment banking and advisory services for the Company from time to time for which they receive and have received customary fees and expenses. In addition, Wells Fargo Bank, National Association, is the trustee for each outstanding series of the Company’s senior notes.  The Banks may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business, for which they will receive fees and expenses.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits.

EXHIBIT	DESCRIPTION
10.1

Eighteenth Amendment to Fourth Amended and Restated Credit Agreement, dated as of January 12, 2016, by and among Antero Resources Corporation, certain subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTERO RESOURCES CORPORATION

	By:	/s/ Glen C. Warren, Jr.
Glen C. Warren, Jr.
President, Chief Financial Officer and Secretary

Dated: January 15, 2016

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
10.1

Eighteenth Amendment to Fourth Amended and Restated Credit Agreement, dated as of January 12, 2016, by and among Antero Resources Corporation, certain subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.